Exhibit 20

MESSAGE TO OUR SHAREHOLDERS

It’s a pleasure, once again, to report on the progress of LNB Bancorp, Inc., and its subsidiary companies after the first quarter of 2004. We are pleased to announce that earnings increased 3% for the first quarter of 2004, compared to the same quarter one year ago, increasing to $2,256,000, up from last year’s $2,191,000. Basic and diluted earnings per share for the first quarter of 2004 reached $.34, a 3% increase from the $.33 amount reported for the first quarter of 2003.

Earnings for 2004 were higher than a year ago because of higher operating income and lower operating expenses partially offset by lower net interest income. Decreases in net interest income resulted primarily from reduced yields on loans and securities that were greater than the reduction of interest rates paid on interest bearing liabilities. Earnings in 2004 were also impacted by continued slow earning asset growth, attributable to the weak local economy.

The increase in operating income results primarily from increases in service charges on deposit accounts, Investment and Trust Services Division income and increases in gain on sale of securities offset in part by decreases in income from investment in life insurance, other services charges and decreases in gain on sale of loans.

Operating expenses decreased by 3% led by decreases in salaries and employee benefits, net occupancy, supplies and postage and marketing expenses partially offset by increases in furniture and equipment, card related and professional services expenses.

The first quarter cash dividend declared per share in 2004 was $.18 per share, an increase from the $.17 amount reported for the first quarter of 2003.

Consolidated assets climbed 4% to $752.4 million at March 31, 2004, up $30.4 million from March 31, 2003. Net loans grew by $24.4 million from one year ago to $529.2 million at March 31, 2004, for a 5% increase. Loan growth was attributable to commercial loans, home equity lines of credit and purchased loans offset in part by declines in mortgages during the 12 months ended March 31, 2004. The security portfolio decreased to $152.3 million at March 31, 2004, from $155.1 million from one year ago.

Total deposits decreased to $563.8 million at March 31, 2004 from $578.9 million from one year ago. The decrease in deposits was offset by a $44.0 million increase in other borrowings to $113.3 million at March 31, 2004. Lorain National Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC). Lorain National Bank operates 20 banking centers and 23 ATMs in nine local communities.

Total shareholders’ equity increased by $2.1 million or 3% during the twelve months ended March 31, 2004. Total shareholders’ equity was $69.5 million or $10.51 per share at March 31, 2004, compared to $67.4 million or $10.21 per share at March 31, 2003. The percentage of shareholders’ equity to assets reached 9.2% at March 31, 2004.

We appreciate and thank you for your continuing support and look forward to addressing you after the completion of our second quarter of operations.

Stanley G. Pijor	James F. Kidd
Chairman of the Board	President and Chief Executive Officer

LNB BANCORP, INC.  •  2004 FIRST QUARTER REPORT

CONSOLIDATED BALANCE SHEETS

	March 31,
(Dollars in thousands)	2004	2003
Assets:
Cash and due from banks	$27,363	$25,527
Federal funds sold and short-term investments	7,913	3,235
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	3,915	3,772
Securities held to maturity, at cost	21,157	5,312
Securities available for sale, at fair value	127,208	146,005
Portfolio loans	530,449	500,385
Loans available for sale	6,559	11,094
Reserve for loan losses	(7,819)	(6,703)

Net loans	529,189	504,776

Premises, equipment and intangible assets (net)	14,524	13,902
Accrued interest receivable and other assets	21,123	19,519

Total Assets	$752,392	$722,048

Liabilities and Shareholders’ Equity:
Noninterest-bearing deposits	$84,250	$87,054
Interest-bearing deposits	479,563	491,801

Total Deposits	563,813	578,855

Securities sold under repurchase agreements and other short-term borrowings	22,963	16,839
Federal Home Loan Bank advances	90,303	52,425
Accrued interest, taxes, expenses and other liabilities	5,770	6,557

Total Liabilities	682,849	654,676

Preferred stock	-0-	-0-
Common stock	6,766	6,753
Additional capital	26,243	26,086
Retained earnings	39,779	36,701
Accumulated other comprehensive income	(364)	726
Treasury stock, at cost	(2,881)	(2,894)

Total Shareholders’ Equity	69,543	67,372

Total Liabilities and Shareholders’ Equity	$752,392	$722,048

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(Dollars in thousands)	2004	2003
Interest Income:
Interest and fees on loans	$7,793	$8,202
Interest and dividends on securities	1,169	1,472
Interest on Federal funds sold and short-term investments	14	12

Total Interest Income	8,976	9,686

Interest Expense:
Interest on deposits	1,614	2,051
Interest on Federal Home Loan Bank advances	451	407
Interest on securities sold under repurchase agreements and Other Short-term Borrowings	41	68

Total Interest Expense	2,106	2,526

Net Interest Income	6,870	7,160

Provision for Loan Losses	525	564

Net Interest Income after Provision for Loan Losses	6,345	6,596

Operating Income:
Service charges on deposit accounts	984	946
Electronic banking fees	631	627
Investment and Trust Services Division income	586	454
Gain on sale of securities	223	203
Income from investments in life insurance	159	193
Other service charges, exchanges and fees	111	160
Gain on sale of loans	37	62
Other operating income	125	54

Total Operating Income	2,856	2,699

Operating Expenses:
Salaries and employee benefits	3,038	3,157
Net occupancy expense of Premises	374	412
Furniture and equipment expenses	670	549
Card-related expenses	332	292
Supplies and postage	252	282
Professional services	234	218
Marketing and advertising	179	240
Ohio Franchise Tax	188	181
Other operating expenses	709	808

Total Operating Expenses	5,976	6,139

Income Before Income Taxes	3,225	3,156

Income Taxes	969	965

Net Income	$2,256	$2,191

Per Share Data:
Basic Earnings Per Share	$.34	$.33

Diluted Earnings Per Share	$.34	$.33

Dividends Declared Per Share	$.18	$.17

LNB BANCORP, INC.  •  2004 FIRST QUARTER REPORT

NEW LNB AVON OFFICE OPENS; NEW AVON LAKE OFFICE TO FOLLOW IN MAY

James F. Kidd, President & CEO, officially opened LNB’s new Avon office with a ceremonial ribbon-cutting on March 1, 2004 as city and bank officials look on.

Lorain National Bank’s newest banking office in the city of Avon opened Monday, March 1, 2004 with a ribbon-cutting ceremony led by Lorain National Bank president James F. Kidd, Avon Mayor Jim Smith and Avon office manager, Carrie Hartman.

“We are truly excited about joining the Avon business community and bringing our brand of quality banking service to our Avon neighbors,” Kidd said. “Carrie and her enthusiastic staff are the perfect fit for this growing community’s banking needs,” Kidd added.

The grand opening of the new branch office at 2100 Center Road, near the Avon Commons shopping complex, featured a “lucky key” treasure chest promotion worth $2,500 in cash, home electronics and gift certificates from several Avon-area merchants. Keys were mailed to Avon area residents accompanied by information about our new branch office and special new account offers.

The two-week-long grand opening celebration was attended by more than 1,000 guests from Avon, Westlake, Avon Lake, North Ridgeville and surrounding communities. LNB executives also hosted an after-hours business reception and an employee open house during the celebration period.

Construction of the bank’s new 3,200-square-foot Avon Lake banking facility at 32960 Walker Road, in the Towne Center shopping complex is also well underway and will open for business on May 17, 2004.

Upon opening, customer accounts and safe deposit boxes will be relocated from LNB’s existing Avon Lake branch at the intersection of Miller and Walker roads. The older facility, which has been in service since the 1960s, will be closed when the transfer to Towne Center is complete.

“We’re pleased to announce that Lorain National Bank is committed to growth and development right here in our neighborhood. Our new Avon Lake Towne Center site will provide a more convenient, centrally-located banking facility for residential and business customers alike,” Kidd said.

LNB’s Towne Center office will feature multiple-lane drive-in service, a drive-up ATM, an after hours depository, a contemporary banking lobby with five teller stations, an attractive new accounts center, a customer waiting area featuring a coffee bar, television and a children’s play area, two private offices and a conference room. Customers of the new Avon Lake branch will be served by LNB’s current Avon Lake office management and staff.

“Our new banking office construction and other facilities improvements in Lorain County will allow us to provide even higher quality service to our customers while increasing efficiencies bank wide,” Kidd added. “We are excited about our opportunities to expand our banking business in our primary market.”

Exterior finishing of LNB’s Avon Lake office is progressing as the bank prepares for a May 17, 2004 grand opening.

LNB BANCORP, INC.  •  2004 FIRST QUARTER REPORT

LNB BANCORP, INC. AND SUBSIDIARY LOCATIONS

Lorain National Bank	Charleston Insurance	Charleston Title	North Coast Community
457 Broadway	Agency, Inc.	Agency, LLC	Development Corporation
Lorain, Ohio 44052	457 Broadway	424 Middle Avenue	457 Broadway
(440) 244-6000	Lorain, Ohio 44052	Elyria, Ohio 44035	Lorain, Ohio 44052
(800) 860-1007	(440) 244-7158	(440) 244-5212	(440) 244-7145
	(800) 845-2152	(440) 284-5165	(440) 244-7212

LNB BANKING CENTERS, ATMS, LNB INVESTMENT AND TRUST SERVICES AND LNB INVESTMENT CENTER

Lorain Banking Centers
Main
457 Broadway
Lorain, Ohio 44052
(440) 244-7185

Sixth Street Drive-In**
200 Sixth Street
Lorain, Ohio 44052
(440) 244-7242

Kansas Avenue
1604 Kansas Avenue
Lorain, Ohio 44052
(440) 288-9151

Oberlin Avenue
3660 Oberlin Avenue
Lorain, Ohio 44053
(440) 282-9196

Pearl Avenue
2850 Pearl Avenue
Lorain, Ohio 44055
(440) 277-1103

West Park Drive-In**
2130 West Park Drive
Lorain, Ohio 44053
(440) 989-3131

Amherst Banking Center
Amherst
1175 Cleveland Avenue
Amherst, Ohio 44001
(440) 988-4423

Avon Banking Center
Avon
2100 Center Road
Avon, Ohio 44011
(440) 934-7922

Avon Lake Banking Center
Avon Lake
240 Miller Road
Avon Lake, Ohio 44012
(440) 933-2186

ATM service available wherever you see this symbol
* Restricted to residents, their visitors and employees
** Drive-In service only

Elyria Banking Centers
Ely Square
124 Middle Avenue
Elyria, Ohio 44035
(440) 323-4621

Cleveland Street
801 Cleveland Street
Elyria, Ohio 44035
(440) 365-8397

Lake Avenue
42935 North Ridge Road
Elyria Township,
Ohio 44035
(440) 233-7196

Elyria United
Methodist Village*
807 West Avenue
Elyria, Ohio 44035
(440) 323-6488

Village of LaGrange Banking Center
Village of LaGrange
546 North Center Street
Village of LaGrange,
Ohio 44050
(440) 355-6734

Oberlin Banking Centers
Kendal at Oberlin*
600 Kendal Drive
Oberlin, Ohio 44074
(440) 774-5400

Oberlin
40 East College Street
Oberlin, Ohio 44074
(440) 775-1361

Olmsted Township Banking Centers
Olmsted Township
27095 Bagley Road
Olmsted Township,
Ohio 44138
(440) 235-4600

The Renaissance*
26376 John Road
Olmsted Township,
Ohio 44138
(440) 427-0041

Vermilion Banking Center
Vermilion
4455 East Liberty Avenue
Vermilion, Ohio 44089
(440) 967-3124

Westlake Banking Centers
Westlake Village*
28550 Westlake
Village Drive
Westlake, Ohio 44145
(440) 808-0229

ATMs
Captain Larry’s Shell
1317 State Route 60
Vermilion, Ohio 44089

Dad’s Sunoco
7580 Leavitt Road
State Route 58
Amherst, Ohio 44001

Gateway Plaza
3451 Colorado Avenue
Lorain, Ohio 44052

Grafton Station
537 Main Street
Grafton, Ohio 44044

Lakeland Medical Center 3700 Kolbe Road Lorain, Ohio 44053

Lorain County
Community College
1005 North Abbe Road
Elyria, Ohio 44035

Lowe’s Home
Improvement Warehouse
620 Midway Boulevard
Elyria, Ohio 44035

Other Offices
Executive
457 Broadway
Lorain, Ohio 44052
(440) 244-7123

Accounting
457 Broadway
Lorain, Ohio 44052
(440) 244-7145

Retail Administration
457 Broadway
Lorain, Ohio 44052
(440) 244-7253

Commercial, Consumer and Mortgage Loans
457 Broadway
Lorain, Ohio 44052
(440) 244-7219
(440) 989-3348
(440) 244-7216

Customer Service
2130 West Park Drive
Lorain, Ohio 44053
(440) 989-3348
(800) 860-1007

Human Resources
2130 West Park Drive
Lorain, Ohio 44053
(440) 989-3139

Purchasing
2150 West Park Drive
Lorain, Ohio 44053
(440) 989-3327

Technology Center
2130 West Park Drive
Lorain, Ohio 44053
(440) 989-3301

Electronic Banking
2130 West Park Drive
Lorain, Ohio 44053
(440) 989-3348

LNB Investment and Trust Services
457 Broadway
Lorain, Ohio 44052
(440) 244-7148

LNB Investment Center
457 Broadway
Lorain, Ohio 44052
(440) 244-7241
(800) 845-2152

All Other Offices Not Listed
Toll Free (800) 860-1007
Lorain (440) 244-6000

TeleBanker
TeleBanker
(440) 245-4562
TeleBanker
(800) 610-9033

Internet: www.4LNB.com
(440) 989-3348